KAMAN CORPORATION ANNOUNCES $50 MILLION
SHARE REPURCHASE PROGRAM

BLOOMFIELD, Connecticut (April 20, 2022) – (NYSE:KAMN) Kaman Corporation announced today that its Board of Directors has authorized a new stock repurchase program of up to $50 million. The company intends to purchase shares to limit future dilution from the issuance of shares under its employee stock plans.

“This new repurchase authorization combined with our strong dividend reinforces our continued commitment to delivering value to our shareholders,” said Jamie Coogan, Senior Vice President and Chief Financial Officer. “It also reflects the strength of our cash flow generation and financial position. While our first priority will be to limit dilution from employee stock plans, the plan provides us with flexibility to purchase additional shares if conditions warrant.”

The method, timing, and amount of shares repurchased under the new repurchase authorization will depend on several factors, including market conditions, capital and liquidity requirements, and alternative uses for cash available. Purchases may be made in open-market transactions, block transactions on or off an exchange or in privately negotiated transactions. The new repurchase authorization replaces the authorization approved in April 2015.

About Kaman
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the
U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; and manufacture and support of our heavy lift K-MAX® manned helicopter, the K-MAX TITAN unmanned helicopter and the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

Kaman Corporation
Kary Bare
860.243.7485
Investor Relations
Kary.Bare@kaman.com

Kaman Corporation I 1332 Blue Hills Avenue I Bloomfield, CT 06002 USA I P: +1 860.243.7100 I F: +1 860.243.6365
I kaman.com